UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2005

CABG MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-51050	41-958628

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14505 21st Avenue North, Suite 212
Minneapolis, MN 55447
(Address of principal executive offices) (Zip Code)

(763) 258-8005
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Modification of a Material Definitive Agreement.
SIGNATURES

Item 1.01. Modification of a Material Definitive Agreement.

     On April 7, 2005, CABG Medical, Inc. (the “Company”) and Angiotech Pharmaceuticals, Inc. (“Angiotech”) entered into an amendment to the Investment Agreement dated March 22, 2005 between the Company and Angiotech. Under the terms of the original Investment Agreement, Angiotech was required to make an additional $5.0 million investment in the Company at a 15% premium to the market price on the date the Company achieves certain revenue milestones. In order to ensure compliance with NASDAQ Stock Market Rule 4350(i), the amendment prohibits the Company from issuing Angiotech that number of shares of the Company’s common stock that, when taken together with the shares issued to Angiotech on the date of the Investment Agreement, would exceed 19.999% of the Company’s outstanding shares of common stock immediately prior to the execution of the Investment Agreement. There were 16,372,975 shares of the Company’s common stock outstanding immediately prior to the execution of the Investment Agreement. The Company issued 1,100,715 shares of common stock to Angiotech on March 22, 2005 in connection with the Investment Agreement. Therefore, the maximum number of shares that can be issued to Angiotech in connection with the additional $5.0 million investment is 2,173,878.

     The Investment Agreement and amendment will be filed as exhibits to the Company’s Form 10-Q to be filed on or before May 15, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABG MEDICAL, INC.
By:	/s/ John L. Babitt
John L. Babitt
President, Chief Operating Officer and Chief Financial Officer

Dated: April 13, 2005